January 2018

Free Writing Prospectus pursuant to Rule 433 dated January 22, 2018/ Registration Statement No. 333-219206

STRUCTURED INVESTMENTS Opportunities in International Equities GS Finance Corp.

Trigger PLUS Based on the Value of the MSCI Europe Index due February 3, 2021

Principal at Risk Securities

The Trigger Performance Leveraged Upside SecuritiesSM (Trigger PLUS) do not bear interest and are unsecured notes issued by GS Finance Corp. and guaranteed by The Goldman Sachs Group, Inc. The amount that you will be paid on your Trigger PLUS on the stated maturity date (expected to be February 3, 2021) is based on the performance of the MSCI Europe Index as measured from the pricing date (expected to be January 31, 2018) to and including the valuation date (expected to be January 29, 2021).

If the final index value (the index closing value on the valuation date) is greater than the initial index value (set on the pricing date), the return on your Trigger PLUS will be positive and equal to the product of the leverage factor of 215.00% multiplied by the index percent increase (the percentage increase in the final index value from the initial index value). If the final index value is equal to or less than the initial index value but greater than or equal to the trigger level of 80.00% of the initial index value, you will receive the principal amount of your Trigger PLUS. However, if the final index value is less than the trigger level, you will lose a significant portion of your investment.

On the stated maturity date, for each $10 principal amount of your Trigger PLUS, you will receive an amount in cash equal to:

•                  if the final index value is greater than the initial index value, the sum of (i) $10 plus (ii) the product of (a) $10 times (b) 2.15 times (c) index percent increase;

•                  if the final index value is equal to or less than the initial index value, but greater than or equal to the trigger level, $10; or

•                  if the final index value is less than the trigger level, the product of (i) $10 times (ii) the quotient of (a) the final index value divided by (b) the initial index value.

The Trigger PLUS are for investors who seek the potential to earn 215.00% of any positive return of the underlying index, are willing to forgo interest payments and are willing to risk losing their entire investment if the final index value is less than the trigger level.

SUMMARY TERMS (continued on page PS-2)
Issuer / Guarantor:	GS Finance Corp. / The Goldman Sachs Group, Inc.
Underlying index:	MSCI Europe Index (Bloomberg symbol, “MXEU Index”)
Pricing date:	January , 2018 (expected to price on or about January 31, 2018)
Original issue date:	February , 2018 (3 business days after the pricing date)
Valuation date:	expected to be January 29, 2021, subject to postponement for non-index business days and market disruption events
Stated maturity date:	expected to be February 3, 2021, subject to postponement
Stated principal amount/Original issue price:	$10 per Trigger PLUS / 100% of the principal amount
Estimated value range:	$9.40 to $9.70 per Trigger PLUS. See page PS-3 for more information.

Your investment in the Trigger PLUS involves certain risks, including the credit risk of GS Finance Corp. and The Goldman Sachs Group, Inc. See page PS-11. You should read the disclosure herein to better understand the terms and risks of your investment.

Original issue date:	February , 2018	Original issue price:	100.00% of the principal amount
Underwriting discount:	3.175% ($ in total)*	Net proceeds to the issuer:	96.825% ($ in total)

*Morgan Stanley Wealth Management, acting as dealer for the offering, will receive a selling concession of $0.30 for each Trigger PLUS it sells. It has informed us that it intends to internally allocate $0.05 of the selling concession for each Trigger PLUS as a structuring fee. Goldman Sachs & Co. LLC will receive an underwriting discount of $0.0175 for each Trigger PLUS.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this document, the accompanying general terms supplement, the accompanying prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The Trigger PLUS are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Goldman Sachs & Co. LLC

The issue price, underwriting discount and net proceeds listed on the cover page relate to the Trigger PLUS we sell initially. We may decide to sell additional Trigger PLUS after the date of this document, at issue prices and with underwriting discounts and net proceeds that differ from the amounts set forth above. The return (whether positive or negative) on your investment in Trigger PLUS will depend in part on the issue price you pay for such Trigger PLUS.

GS Finance Corp. may use this document in the initial sale of the Trigger PLUS. In addition, Goldman Sachs & Co. LLC or any other affiliate of GS Finance Corp. may use this document in a market-making transaction in a Trigger PLUS after its initial sale. Unless GS Finance Corp. or its agent informs the purchaser otherwise in the confirmation of sale, this document is being used in a market-making transaction.

ADDITIONAL SUMMARY TERMS
Payment at maturity:

If the final index value is greater than the initial index value,

$10 + leveraged upside payment

If the final index value is equal to or less than the initial index value, but greater than or equal to the trigger level, $10

If the final index value is less than the trigger level,

$10 × index performance factor

This amount will be less than the stated principal amount of $10, will represent a loss of more than 20.00% and could be zero.

Leveraged upside payment:	$10 × leverage factor × index percent increase
Leverage factor:	215.00%
Index percent increase:	(final index value - initial index value) / initial index value
Initial index value:	, which is the index closing value on the pricing date
Final index value:	The index closing value on the valuation date
Trigger level:	, which is 80.00% of the initial index value
Index performance factor:	final index value / initial index value
CUSIP / ISIN:	36254F764/US36254F7649
Listing:	The Trigger PLUS will not be listed on any securities exchange
Underwriter:	Goldman Sachs & Co. LLC

January 2018

Estimated Value of Your Trigger PLUS

The estimated value of your Trigger PLUS at the time the terms of your Trigger PLUS are set on the pricing date (as determined by reference to pricing models used by Goldman Sachs & Co. LLC (GS&Co.) and taking into account our credit spreads) is expected to be in the range (the estimated value range) specified on the cover of this document (per $10 principal amount), which is less than the original issue price. The value of your Trigger PLUS at any time will reflect many factors and cannot be predicted; however, the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would initially buy or sell Trigger PLUS (if it makes a market, which it is not obligated to do) and the value that GS&Co. will initially use for account statements and otherwise is equal to approximately the estimated value of your Trigger PLUS at the time of pricing, plus an additional amount (initially equal to $     per $10 principal amount).

Prior to            , the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would buy or sell your Trigger PLUS (if it makes a market, which it is not obligated to do) will equal approximately the sum of (a) the then-current estimated value of your Trigger PLUS (as determined by reference to GS&Co.’s pricing models) plus (b) any remaining additional amount (the additional amount will decline to zero on a straight-line basis from the time of pricing through                ). On and after             , the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would buy or sell your Trigger PLUS (if it makes a market) will equal approximately the then-current estimated value of your Trigger PLUS determined by reference to such pricing models.

About Your Trigger PLUS

GS Finance Corp. and The Goldman Sachs Group, Inc. have filed a registration statement (including a prospectus, as supplemented by the prospectus supplement and general terms supplement no. 1,735 listed below) with the Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the prospectus, prospectus supplement and general terms supplement no. 1,735 and any other documents relating to this offering that GS Finance Corp. and The Goldman Sachs Group, Inc. have filed with the SEC for more complete information about us and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at sec.gov. Alternatively, we will arrange to send you the prospectus, prospectus supplement and general terms supplement no. 1,735 if you so request by calling (212) 357-4612.

The Trigger PLUS are notes that are part of the Medium-Term Notes, Series E program of GS Finance Corp. and are fully and unconditionally guaranteed by The Goldman Sachs Group, Inc. This document should be read in conjunction with the following:

•     General terms supplement no. 1,735 dated July 10, 2017

•     Prospectus supplement dated July 10, 2017

•     Prospectus dated July 10, 2017

The information in this document supersedes any conflicting information in the documents listed above. In addition, some of the terms or features described in the listed documents may not apply to your Trigger PLUS.

January 2018

GS Finance Corp. Trigger PLUS Based on the Value of the MSCI Europe Index due February 3, 2021 Trigger Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

We refer to the Trigger PLUS we are offering by this document as the “offered Trigger PLUS” or the “Trigger PLUS”. Each of the Trigger PLUS has the terms described under “Summary Terms” and “Additional Provisions” in this document. Please note that in this document, references to “GS Finance Corp.”, “we”, “our” and “us” mean only GS Finance Corp. and do not include its subsidiaries or affiliates, references to “The Goldman Sachs Group, Inc.”, our parent company, mean only The Goldman Sachs Group, Inc. and do not include its subsidiaries or affiliates and references to “Goldman Sachs” mean The Goldman Sachs Group, Inc. together with its consolidated subsidiaries and affiliates, including us. Also, references to the “accompanying prospectus” mean the accompanying prospectus, dated July 10, 2017, references to the “accompanying prospectus supplement” mean the accompanying prospectus supplement, dated July 10, 2017, for Medium-Term Notes, Series E, and references to the “accompanying general terms supplement no. 1,735” mean the accompanying general terms supplement no. 1,735, dated July 10, 2017, in each case of GS Finance Corp. and The Goldman Sachs Group, Inc. The Trigger PLUS will be issued under the senior debt indenture, dated as of October 10, 2008, as supplemented by the First Supplemental Indenture, dated as of February 20, 2015, each among us, as issuer, The Goldman Sachs Group, Inc., as guarantor, and The Bank of New York Mellon, as trustee. This indenture is referred to as the “GSFC 2008 indenture” in the accompanying prospectus supplement.

Investment Summary

Trigger Performance Leveraged Upside Securities

The Trigger PLUS Based on the Value of the MSCI Europe Index due February 3, 2021 (the “Trigger PLUS”) can be used:

•     As an alternative to direct exposure to the underlying index that enhances returns for any positive performance of the underlying index.

•     To potentially outperform the underlying index with no limitation on the appreciation potential.

•     To provide limited protection against a loss of principal in the event of a decline of the underlying index from the initial index value to the final index value but only if the final index value is greater than or equal to the trigger level.

However, you will not receive dividends on the stocks comprising the underlying index (the “underlying index stocks”) or any interest payments on your Trigger PLUS.

If the final index value is less than the trigger level, the Trigger PLUS are exposed on a 1:1 basis to the negative performance of the underlying index from the initial index value to the final index value.

Maturity:	Approximately 3 years
Payment at maturity:

•                  If the final index value is greater than the initial index value, $10 + leveraged upside payment.

•                  If the final index value is equal to or less than the initial index value, but greater than or equal to the trigger level, $10.

•                  If the final index value is less than the trigger level, $10 × index performance factor. This amount will be less than the stated principal amount of $10, will represent a loss of more than 20.00% and could be zero.

Leverage factor:	215.00% (applicable only if the final index value is greater than the initial index value)
Trigger level:	, which is 80.00% of the initial index value
Minimum payment at maturity:	None. Investors may lose their entire initial investment in the Trigger PLUS.

January 2018

GS Finance Corp. Trigger PLUS Based on the Value of the MSCI Europe Index due February 3, 2021 Trigger Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

Interest:	None
Redemption:	None. The Trigger PLUS will not be subject to redemption right or price dependent redemption right.

Key Investment Rationale

The Trigger PLUS offer leveraged exposure to any positive performance of the MSCI Europe Index. At maturity, if the underlying index has appreciated in value, investors will receive the stated principal amount of their investment plus the leveraged upside payment. If the underlying index has not appreciated in value or has depreciated in value, but the final index value is greater than or equal to the trigger level of 80.00% of the initial index value, investors will receive the stated principal amount of their investment. However, if the underlying index has depreciated in value and the final index value is less than the trigger level, investors will lose 1.00% for every 1.00% decline in the index value from the pricing date to the valuation date of the Trigger PLUS. Under these circumstances, the payment at maturity will be at least 20.00% less than the stated principal amount, will represent a loss of more than 20.00% and could be zero. Investors will not receive dividends on the underlying index stocks or any interest payments on the Trigger PLUS and investors may lose their entire initial investment in the Trigger PLUS. All payments on the Trigger PLUS are subject to the credit risk of GS Finance Corp., as issuer, and The Goldman Sachs Group, Inc., as guarantor.

Leveraged Performance

The Trigger PLUS offers investors an opportunity to capture enhanced returns relative to a direct investment in the underlying index. However, investors will not receive dividends on the underlying index stocks or any interest payments on the Trigger PLUS.

Trigger Feature

At maturity, even if the underlying index has declined over the term of the Trigger PLUS, you will receive your stated principal amount but only if the final index value is greater than or equal to the trigger level of 80.00% of the initial index value.

Upside Scenario

The underlying index increases in value. In this case, you receive a full return of principal as well as 215.00% of the increase in the value of the underlying index. For example, if the final index value is 10% greater than the initial index value, the Trigger PLUS will provide a total return of 21.50% at maturity.

Par Scenario

The final index value is less than or equal to the initial index value but is greater than or equal to the trigger level. In this case, you receive the stated principal amount of $10 at maturity even if the underlying index has depreciated.

Downside Scenario

The underlying index declines in value and the final index value is less than the trigger level. In this case, you receive less than the stated principal amount by an amount proportionate to the decline in the value of the underlying index to the valuation date of the Trigger PLUS. For example, if the final index value is 45.00% less than the initial index value, the Trigger PLUS will provide at maturity a loss of 45.00% of principal. In this case, you receive $5.50 per Trigger PLUS, or 55.00% of the stated principal amount. There is no minimum payment at maturity on the Trigger PLUS, and you could lose your entire investment.

January 2018

GS Finance Corp. Trigger PLUS Based on the Value of the MSCI Europe Index due February 3, 2021 Trigger Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

How the Trigger PLUS Work

Payoff Diagram

The payoff diagram below illustrates the payment at maturity on the Trigger PLUS based on the following terms:

Stated principal amount:	$10 per Trigger PLUS
Leverage factor:	215.00%
Trigger level:	80.00% of the initial index value
Minimum payment at maturity:	None

Trigger PLUS Payoff Diagram

The Underlying Index
The Trigger PLUS
PLUS Zone
200%
150%
100%
50%
0%
80%
0%
25%
50%
75%
100%
125%
150%
175%
200%
Hypothetical Payment at maturity Amount as % of Face Amount
Hypothetical Final Index Level as % of Initial Index Level

How it works

▪       Upside Scenario. If the final index value is greater than the initial index value, the investor would receive the $10 stated principal amount plus 215.00% of the appreciation of the underlying index from the pricing date to the valuation date of the Trigger PLUS.

January 2018

GS Finance Corp. Trigger PLUS Based on the Value of the MSCI Europe Index due February 3, 2021 Trigger Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

▪                 If the underlying index appreciates 5.00%, the investor would receive a 10.75% return, or $11.075 per Trigger PLUS.

Par Scenario. If the final index value is less than or equal to the initial index value but is greater than or equal to the trigger level, the investor would receive the $10 stated principal amount per Trigger PLUS.

▪                 If the underlying index depreciates 10.00%, investors will receive the $10 stated principal amount per Trigger PLUS.

▪       Downside Scenario. If the final index value is less than the trigger level, the investor would receive an amount that is significantly less than the $10 stated principal amount, based on a 1.00% loss of principal for each 1.00% decline in the underlying index. Under these circumstances, the payment at maturity will be at least 20.00% less than the stated principal amount per Trigger PLUS. There is no minimum payment at maturity on the Trigger PLUS.

▪                 If the underlying index depreciates 45.00%, the investor would lose 45.00% of the investor’s principal and receive only $5.50 per Trigger PLUS at maturity, or 55.00% of the stated principal amount.

January 2018

GS Finance Corp. Trigger PLUS Based on the Value of the MSCI Europe Index due February 3, 2021 Trigger Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

Additional Hypothetical Examples

The following examples are provided for purposes of illustration only. They should not be taken as an indication or prediction of future investment results and merely are intended to illustrate the impact that the various hypothetical index closing values on the valuation date could have on the payment at maturity assuming all other variables remain constant.

The examples below are based on a range of final index values that are entirely hypothetical; the index closing value on any day throughout the life of the Trigger PLUS, including the final index value on the valuation date, cannot be predicted. The underlying index has been highly volatile in the past — meaning that the index closing value has changed considerably in relatively short periods — and its performance cannot be predicted for any future period.

The information in the following examples reflects hypothetical rates of return on the offered Trigger PLUS assuming that they are purchased on the original issue date at the stated principal amount and held to the stated maturity date. If you sell your Trigger PLUS in a secondary market prior to the stated maturity date, your return will depend upon the market value of your Trigger PLUS at the time of sale, which may be affected by a number of factors that are not reflected in the examples below such as interest rates, the volatility of the underlying index and the creditworthiness of GS Finance Corp., as issuer, and the creditworthiness of The Goldman Sachs Group, Inc., as guarantor. The information in the examples also reflects the key terms and assumptions in the box below.

Key Terms and Assumptions

Stated principal amount	$10

Leverage factor	215.00%

Trigger level	80.00% of the initial index value

Neither a market disruption event nor a non-index business day occurs on the originally scheduled valuation date

No change in or affecting any of the underlying index stocks or the method by which the underlying index publisher calculates the underlying index

Trigger PLUS purchased on original issue date at the stated principal amount and held to the stated maturity date

Moreover, we have not yet set the initial index value that will serve as the baseline for determining the amount that we will pay on your Trigger PLUS, if any, at maturity. We will not do so until the pricing date. As a result, the actual initial index value may differ substantially from the index closing value prior to the pricing date.

For these reasons, the actual performance of the underlying index over the life of your Trigger PLUS, as well as the amount payable at maturity, if any, may bear little relation to the hypothetical examples shown below or to the historical index closing values shown elsewhere in this document. For information about the historical values of the underlying index during recent periods, see “The Underlying Index — Historical Index Closing Values” below. Before investing in the offered Trigger PLUS, you should consult publicly available information to determine the values of the underlying index between the date of this document and the date of your purchase of the offered Trigger PLUS.

Also, the hypothetical examples shown below do not take into account the effects of applicable taxes. Because of the U.S. tax treatment applicable to your Trigger PLUS, tax liabilities could affect the after-tax rate of return on your Trigger PLUS to a comparatively greater extent than the after-tax return on the underlying index stocks.

The values in the left column of the table below represent hypothetical final index values and are expressed as percentages of the initial index value. The amounts in the right column represent the hypothetical payments at maturity, based on the corresponding hypothetical final index value, and are expressed as percentages of the

January 2018

GS Finance Corp. Trigger PLUS Based on the Value of the MSCI Europe Index due February 3, 2021 Trigger Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

stated principal amount of a Trigger PLUS (rounded to the nearest one-thousandth of a percent). Thus, a hypothetical payment at maturity of 100.000% means that the value of the cash payment that we would deliver for each $10 of the outstanding stated principal amount of the offered Trigger PLUS on the stated maturity date would equal 100.000% of the stated principal amount of a Trigger PLUS, based on the corresponding hypothetical final index value and the assumptions noted above.

Hypothetical Final Index Value (as Percentage of Initial Index Value)	Hypothetical Payment at Maturity (as Percentage of Stated Principal Amount)
150.000%	207.500%
130.000%	164.500%
120.000%	143.000%
110.000%	121.500%
105.000%	110.750%
100.000%	100.000%
95.000%	100.000%
90.000%	100.000%
80.000%	100.000%
79.999%	79.999%
50.000%	50.000%
30.000%	30.000%
25.000%	25.000%
0.000%	0.000%

If, for example, the final index value were determined to be 25.000% of the initial index value, the payment at maturity that we would deliver on your Trigger PLUS at maturity would be 25.000% of the stated principal amount of your Trigger PLUS, as shown in the table above. As a result, if you purchased your Trigger PLUS on the original issue date at the stated principal amount and held them to the stated maturity date, you would lose 75.000% of your investment (if you purchased your Trigger PLUS at a premium to stated principal amount you would lose a correspondingly higher percentage of your investment). If the final index value were determined to be zero, you would lose your entire investment in the Trigger PLUS.

The payments at maturity shown above are entirely hypothetical; they are based on market prices for the underlying index stocks that may not be achieved on the valuation date and on assumptions that may prove to be erroneous. The actual market value of your Trigger PLUS on the stated maturity date or at any other time, including any time you may wish to sell your Trigger PLUS, may bear little relation to the hypothetical payments at maturity shown above, and these amounts should not be viewed as an indication of the financial return on an investment in the offered Trigger PLUS. The hypothetical payments at maturity on Trigger PLUS held to the stated maturity date in the examples above assume you purchased your Trigger PLUS at their stated principal amount and have not been adjusted to reflect the actual issue price you pay for your Trigger PLUS. The return on your investment (whether positive or negative) in your Trigger PLUS will be affected by the amount you pay for your Trigger PLUS. If you purchase your Trigger PLUS for a price other than the stated principal amount, the return on your investment will differ from, and may be significantly lower than, the hypothetical returns suggested by the above examples. Please read “Risk Factors — The Market Value of Your Trigger PLUS May Be Influenced by Many Unpredictable Factors” below.

Payments on the Trigger PLUS are economically equivalent to the amounts that would be paid on a combination of other instruments. For example, payments on the Trigger PLUS are economically equivalent to a combination of an interest-bearing bond bought by the holder and one or more options entered into between the holder and us (with one or more implicit option premiums paid over time). The discussion in this paragraph does not modify or affect the terms of the Trigger PLUS or the U.S. federal income tax treatment of the Trigger PLUS, as described elsewhere in this document.

January 2018

GS Finance Corp. Trigger PLUS Based on the Value of the MSCI Europe Index due February 3, 2021 Trigger Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

We cannot predict the actual final index value or what the market value of your Trigger PLUS will be on any particular index business day, nor can we predict the relationship between the index closing value and the market value of your Trigger PLUS at any time prior to the stated maturity date. The actual amount that you will receive, if any, at maturity and the rate of return on the offered Trigger PLUS will depend on the actual initial index value, which we will set on the pricing date, and the actual final index value determined by the calculation agent as described above. Moreover, the assumptions on which the hypothetical returns are based may turn out to be inaccurate. Consequently, the amount of cash to be paid in respect of your Trigger PLUS, if any, on the stated maturity date may be very different from the information reflected in the examples above.

January 2018

GS Finance Corp. Trigger PLUS Based on the Value of the MSCI Europe Index due February 3, 2021 Trigger Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

Risk Factors

An investment in your Trigger PLUS is subject to the risks described below, as well as the risks and considerations described in the accompanying prospectus, in the accompanying prospectus supplement and under “Additional Risk Factors Specific to the Notes” in the accompanying general terms supplement no. 1,735. You should carefully review these risks and considerations as well as the terms of the Trigger PLUS described herein and in the accompanying prospectus, the accompanying prospectus supplement and the accompanying general terms supplement no. 1,735. Your Trigger PLUS are a riskier investment than ordinary debt securities. Also, your Trigger PLUS are not equivalent to investing directly in the underlying index stocks, i.e., the stocks comprising the underlying index to which your Trigger PLUS are linked. You should carefully consider whether the offered Trigger PLUS are suited to your particular circumstances.

Your Trigger PLUS Do Not Bear Interest

You will not receive any interest payments on your Trigger PLUS. As a result, even if the payment at maturity payable for your Trigger PLUS on the stated maturity date exceeds the stated principal amount of your Trigger PLUS, the overall return you earn on your Trigger PLUS may be less than you would have earned by investing in a non-indexed debt security of comparable maturity that bears interest at a prevailing market rate.

You May Lose Your Entire Investment in the Trigger PLUS

You can lose your entire investment in the Trigger PLUS. The cash payment on your Trigger PLUS, if any, on the stated maturity date will be based on the performance of the MSCI Europe Index as measured from the initial index value set on the pricing date to the index closing value on the valuation date. If the final index value is less than the trigger level, you will lose 1.00% of the stated principal amount of your Trigger PLUS for every 1.00% decline in the index value over the term of the Trigger PLUS. Thus, you may lose your entire investment in the Trigger PLUS.

Also, the market price of your Trigger PLUS prior to the stated maturity date may be significantly lower than the purchase price you pay for your Trigger PLUS. Consequently, if you sell your Trigger PLUS before the stated maturity date, you may receive far less than the amount of your investment in the Trigger PLUS.

The Trigger PLUS Are Subject to the Credit Risk of the Issuer and the Guarantor

Although the return on the Trigger PLUS will be based on the performance of the underlying index, the payment of any amount due on the Trigger PLUS is subject to the credit risk of GS Finance Corp., as issuer of the Trigger PLUS, and the credit risk of The Goldman Sachs Group, Inc., as guarantor of the Trigger PLUS. The Trigger PLUS are our unsecured obligations. Investors are dependent on our ability to pay all amounts due on the Trigger PLUS, and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness. Similarly, investors are dependent on the ability of The Goldman Sachs Group, Inc., as guarantor of the Trigger PLUS, to pay all amounts due on the Trigger PLUS, and therefore are also subject to its credit risk and to changes in the market’s view of its creditworthiness. See “Description of the Notes We May Offer — Information About Our Medium-Term Notes, Series E Program — How the Notes Rank Against Other Debt” on page S-4 of the accompanying prospectus supplement and “Description of Debt Securities We May Offer— Guarantee by The Goldman Sachs Group, Inc.” on page 42 of the accompanying prospectus.

The Return on Your Trigger PLUS May Change Significantly Despite Only a Small Change in the Value of the Underlying Index

If the final index value is less than the trigger level, you will receive less than the stated principal amount of your Trigger PLUS and you could lose all or a substantial portion of your investment in the Trigger PLUS. This means that while a 20.00% drop between the initial index value and the final index value will not result in a loss of principal on the Trigger PLUS, a decrease in the final index value to less than

January 2018

GS Finance Corp. Trigger PLUS Based on the Value of the MSCI Europe Index due February 3, 2021 Trigger Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

80.00% of the initial index value will result in a loss of a significant portion of the stated principal amount of the Trigger PLUS despite only a small change in the value of the underlying index.

The Return on Your Trigger PLUS Will Not Reflect Any Dividends Paid on the Underlying Index Stocks

We refer to the stocks that are included in the underlying index as underlying index stocks. The underlying index publisher calculates the level of the underlying index by reference to the prices of its underlying index stocks, without taking account of the value of dividends paid on those stocks. Therefore, the return on your Trigger PLUS will not reflect the return you would realize if you actually owned the underlying index stocks and received the dividends paid on those stocks. You will not receive any dividends that may be paid on any of the underlying index stocks by the underlying index stock issuer. See “—Investing in the Trigger PLUS is Not Equivalent to Investing in the Underlying Index; You Have No Shareholder Rights or Rights to Receive Any Underlying Index Stock” below for additional information.

The Estimated Value of Your Trigger PLUS At the Time the Terms of Your Trigger PLUS Are Set On the Pricing Date (as Determined By Reference to Pricing Models Used By GS&Co.) Is Less Than the Original Issue Price Of Your Trigger PLUS

The original issue price for your Trigger PLUS exceeds the estimated value of your Trigger PLUS as of the time the terms of your Trigger PLUS are set on the pricing date, as determined by reference to GS&Co.’s pricing models and taking into account our credit spreads. Such expected estimated value on the pricing date is set forth above under “Estimated Value of Your Trigger PLUS”; after the pricing date, the estimated value as determined by reference to these models will be affected by changes in market conditions, the creditworthiness of GS Finance Corp., as issuer, the creditworthiness of The Goldman Sachs Group, Inc., as guarantor, and other relevant factors. The price at which GS&Co. would initially buy or sell your Trigger PLUS (if GS&Co. makes a market, which it is not obligated to do), and the value that GS&Co. will initially use for account statements and otherwise, also exceeds the estimated value of your Trigger PLUS as determined by reference to these models. As agreed by GS&Co. and the distribution participants, this excess (i.e., the additional amount described under “Estimated Value of Your Trigger PLUS”) will decline to zero on a straight line basis over the period from the date hereof through the applicable date set forth above under “Estimated Value of Your Trigger PLUS”. Thereafter, if GS&Co. buys or sells your Trigger PLUS it will do so at prices that reflect the estimated value determined by reference to such pricing models at that time. The price at which GS&Co. will buy or sell your Trigger PLUS at any time also will reflect its then current bid and ask spread for similar sized trades of structured Trigger PLUS.

In estimating the value of your Trigger PLUS as of the time the terms of your Trigger PLUS are set on the pricing date, as disclosed above under “Estimated Value of Your Trigger PLUS”, GS&Co.’s pricing models consider certain variables, including principally our credit spreads, interest rates (forecasted, current and historical rates), volatility, price-sensitivity analysis and the time to maturity of the Trigger PLUS. These pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. As a result, the actual value you would receive if you sold your Trigger PLUS in the secondary market, if any, to others may differ, perhaps materially, from the estimated value of your Trigger PLUS determined by reference to our models due to, among other things, any differences in pricing models or assumptions used by others. See “— The Market Value of Your Trigger PLUS May Be Influenced by Many Unpredictable Factors” below.

The difference between the estimated value of your Trigger PLUS as of the time the terms of your Trigger PLUS are set on the pricing date and the original issue price is a result of certain factors, including principally the underwriting discount and commissions, the expenses incurred in creating, documenting and marketing the Trigger PLUS, and an estimate of the difference between the amounts we pay to GS&Co. and the amounts GS&Co. pays to us in connection with your Trigger PLUS. We pay to GS&Co. amounts based on what we would pay to holders of a non-structured note with a similar maturity. In return for such payment, GS&Co. pays to us the amounts we owe under your Trigger PLUS.

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In addition to the factors discussed above, the value and quoted price of your Trigger PLUS at any time will reflect many factors and cannot be predicted. If GS&Co. makes a market in the Trigger PLUS, the price quoted by GS&Co. would reflect any changes in market conditions and other relevant factors, including any deterioration in our creditworthiness or perceived creditworthiness or the creditworthiness or perceived creditworthiness of The Goldman Sachs Group, Inc. These changes may adversely affect the value of your Trigger PLUS, including the price you may receive for your Trigger PLUS in any market making transaction. To the extent that GS&Co. makes a market in the Trigger PLUS, the quoted price will reflect the estimated value determined by reference to GS&Co.’s pricing models at that time, plus or minus its then current bid and ask spread for similar sized trades of structured Trigger PLUS (and subject to the declining excess amount described above).

Furthermore, if you sell your Trigger PLUS, you will likely be charged a commission for secondary market transactions, or the price will likely reflect a dealer discount. This commission or discount will further reduce the proceeds you would receive for your Trigger PLUS in a secondary market sale.

There is no assurance that GS&Co. or any other party will be willing to purchase your Trigger PLUS at any price and, in this regard, GS&Co. is not obligated to make a market in the Trigger PLUS. See “— Your Trigger PLUS May Not Have an Active Trading Market” below.

The Amount Payable on Your Trigger PLUS Is Not Linked to the Value of the Underlying Index at Any Time Other than the Valuation Date

The final index value will be based on the index closing value on the valuation date (subject to adjustment as described elsewhere in this document). Therefore, if the index closing value dropped precipitously on the valuation date, the payment at maturity for your Trigger PLUS may be significantly less than it would have been had the payment at maturity been linked to the index closing value prior to such drop in the value of the underlying index. Although the actual value of the underlying index on the stated maturity date or at other times during the life of your Trigger PLUS may be higher than the final index value, you will not benefit from the index closing value at any time other than on the valuation date.

The Market Value of Your Trigger PLUS May Be Influenced by Many Unpredictable Factors

When we refer to the market value of your Trigger PLUS, we mean the value that you could receive for your Trigger PLUS if you chose to sell them in the open market before the stated maturity date. A number of factors, many of which are beyond our control, will influence the market value of your Trigger PLUS, including:

•                  the value of the underlying index;

•                  the volatility – i.e., the frequency and magnitude of changes – in the index closing value of the underlying index;

•                  the dividend rates of the underlying index stocks;

•                  economic, financial, regulatory, political, military and other events that affect stock markets generally and the underlying index stocks, and which may affect the index closing value of the underlying index;

•                  interest rates and yield rates in the market;

•                  the time remaining until your Trigger PLUS mature; and

•                  our creditworthiness and the creditworthiness of The Goldman Sachs Group, Inc., whether actual or perceived, including actual or anticipated upgrades or downgrades in our credit ratings or the credit ratings of The Goldman Sachs Group, Inc. or changes in other credit measures.

These factors, and many other factors, will influence the price you will receive if you sell your Trigger PLUS before maturity, including the price you may receive for your Trigger PLUS in any market making

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transaction. If you sell your Trigger PLUS before maturity, you may receive less than the principal amount of your Trigger PLUS or the amount you may receive at maturity.

You cannot predict the future performance of the underlying index based on its historical performance. The actual performance of the underlying index over the life of the offered Trigger PLUS or the payment at maturity may bear little or no relation to the historical index closing values of the underlying index or to the hypothetical examples shown elsewhere in this document.

Your Trigger PLUS May Not Have an Active Trading Market

Your Trigger PLUS will not be listed or displayed on any securities exchange or included in any interdealer market quotation system, and there may be little or no secondary market for your Trigger PLUS. Even if a secondary market for your Trigger PLUS develops, it may not provide significant liquidity and we expect that transaction costs in any secondary market would be high. As a result, the difference between bid and asked prices for your Trigger PLUS in any secondary market could be substantial.

If the Value of the Underlying Index Changes, the Market Value of Your Trigger PLUS May Not Change in the Same Manner

The price of your Trigger PLUS may move quite differently than the performance of the underlying index. Changes in the value of the underlying index may not result in a comparable change in the market value of your Trigger PLUS. Even if the value of the underlying index increases above the initial index value during some portion of the life of the Trigger PLUS, the market value of your Trigger PLUS may not reflect this amount. We discuss some of the reasons for this disparity under “— The Market Value of Your Trigger PLUS May Be Influenced by Many Unpredictable Factors” above.

Anticipated Hedging Activities by Goldman Sachs or Our Distributors May Negatively Impact Investors in the Trigger PLUS and Cause Our Interests and Those of Our Clients and Counterparties to be Contrary to Those of Investors in the Trigger PLUS

Goldman Sachs expects to hedge our obligations under the Trigger PLUS by purchasing listed or over-the-counter options, futures and/or other instruments linked to the underlying index. Goldman Sachs also expects to adjust the hedge by, among other things, purchasing or selling any of the foregoing, and perhaps other instruments linked to the underlying index or the underlying index stocks, at any time and from time to time, and to unwind the hedge by selling any of the foregoing on or before the valuation date for your Trigger PLUS. Alternatively, Goldman Sachs may hedge all or part of our obligations under the Trigger PLUS with unaffiliated distributors of the Trigger PLUS which we expect will undertake similar market activity. Goldman Sachs may also enter into, adjust and unwind hedging transactions relating to other index-linked securities whose returns are linked to changes in the value of the underlying index or the underlying index stocks, as applicable.

In addition to entering into such transactions itself, or distributors entering into such transactions, Goldman Sachs may structure such transactions for its clients or counterparties, or otherwise advise or assist clients or counterparties in entering into such transactions. These activities may be undertaken to achieve a variety of objectives, including: permitting other purchasers of the Trigger PLUS or other securities to hedge their investment in whole or in part; facilitating transactions for other clients or counterparties that may have business objectives or investment strategies that are inconsistent with or contrary to those of investors in the Trigger PLUS; hedging the exposure of Goldman Sachs to the Trigger PLUS including any interest in the Trigger PLUS that it reacquires or retains as part of the offering process, through its market-making activities or otherwise; enabling Goldman Sachs to comply with its internal risk limits or otherwise manage firmwide, business unit or product risk; and/or enabling Goldman Sachs to take directional views as to relevant markets on behalf of itself or its clients or counterparties that are inconsistent with or contrary to the views and objectives of the investors in the Trigger PLUS.

Any of these hedging or other activities may adversely affect the value of the underlying index — directly or indirectly by affecting the value of the underlying index stocks — and therefore the market value of your Trigger PLUS and the amount we will pay on your Trigger PLUS, if any, at maturity. In addition, you should expect that these transactions will cause Goldman Sachs or its clients, counterparties or

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distributors to have economic interests and incentives that do not align with, and that may be directly contrary to, those of an investor in the Trigger PLUS. Neither Goldman Sachs nor any distributor will have any obligation to take, refrain from taking or cease taking any action with respect to these transactions based on the potential effect on an investor in the Trigger PLUS, and may receive substantial returns on hedging or other activities while the value of your Trigger PLUS declines. In addition, if the distributor from which you purchase Trigger PLUS is to conduct hedging activities in connection with the Trigger PLUS, that distributor may otherwise profit in connection with such hedging activities and such profit, if any, will be in addition to the compensation that the distributor receives for the sale of the Trigger PLUS to you. You should be aware that the potential to earn fees in connection with hedging activities may create a further incentive for the distributor to sell the Trigger PLUS to you in addition to the compensation they would receive for the sale of the Trigger PLUS.

Goldman Sachs’ Trading and Investment Activities for its Own Account or for its Clients, Could Negatively Impact Investors in the Trigger PLUS

Goldman Sachs is a global investment banking, securities and investment management firm that provides a wide range of financial services to a substantial and diversified client base that includes corporations, financial institutions, governments and individuals. As such, it acts as an investor, investment banker, research provider, investment manager, investment advisor, market maker, trader, prime broker and lender. In those and other capacities, Goldman Sachs purchases, sells or holds a broad array of investments, actively trades securities, derivatives, loans, commodities, currencies, credit default swaps, indices, baskets and other financial instruments and products for its own account or for the accounts of its customers, and will have other direct or indirect interests, in the global fixed income, currency, commodity, equity, bank loan and other markets. Any of Goldman Sachs’ financial market activities may, individually or in the aggregate, have an adverse effect on the market for your Trigger PLUS, and you should expect that the interests of Goldman Sachs or its clients or counterparties will at times be adverse to those of investors in the Trigger PLUS.

Goldman Sachs regularly offers a wide array of securities, financial instruments and other products into the marketplace, including existing or new products that are similar to your Trigger PLUS, or similar or linked to the underlying index or underlying index stocks. Investors in the Trigger PLUS should expect that Goldman Sachs will offer securities, financial instruments, and other products that will compete with the Trigger PLUS for liquidity, research coverage or otherwise.

The Policies of the Underlying Index Publisher and Changes That Affect the Underlying Index or the Underlying Index Stocks Comprising the Underlying Index Could Affect the Payment at Maturity and the Market Value of the Trigger PLUS

The policies of the underlying index publisher concerning the calculation of the value of the underlying index, additions, deletions or substitutions of underlying index stocks comprising the underlying index and the manner in which changes affecting the underlying index stocks or their issuers, such as stock dividends, reorganizations or mergers, are reflected in the value of the underlying index, could affect the value of the underlying index and, therefore, the payment at maturity and the market value of your Trigger PLUS before the stated maturity date. The payment at maturity and the market value of your Trigger PLUS could also be affected if the underlying index publisher changes these policies, for example, by changing the manner in which it calculates the underlying index value or if the underlying index publisher discontinues or suspends calculation or publication of the value of the underlying index, in which case it may become difficult to determine the market value of your Trigger PLUS. If events such as these occur, the calculation agent — which initially will be GS&Co., our affiliate — may determine the index closing value of the underlying index on any such date — and thus the payment at maturity — in a manner it considers appropriate, in its sole discretion. We describe the discretion that the calculation agent will have in determining the underlying index value on any index business day or the valuation date and the payment at maturity more fully under “Supplemental Terms of the Notes — Discontinuance or Modification of an Underlying Index” and “— Role of Calculation Agent” on page S-28 of the accompanying general terms supplement no. 1,735.

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Investing in the Trigger PLUS is Not Equivalent to Investing in the Underlying Index; You Have No Shareholder Rights or Rights to Receive Any Underlying Index Stock

Investing in your Trigger PLUS is not equivalent to investing in the underlying index and will not make you a holder of any of the underlying index stocks. Neither you nor any other holder or owner of your Trigger PLUS will have any rights with respect to the underlying index stocks, including any voting rights, any right to receive dividends or other distributions, any rights to make a claim against the underlying index stocks or any other rights of a holder of the underlying index stocks. Your Trigger PLUS will be paid in cash and you will have no right to receive delivery of any underlying index stocks.

We May Sell an Additional Aggregate Stated Principal Amount of the Trigger PLUS at a Different Issue Price

At our sole option, we may decide to sell an additional aggregate stated principal amount of the Trigger PLUS subsequent to the date of this document. The issue price of the Trigger PLUS in the subsequent sale may differ substantially (higher or lower) from the original issue price you paid as provided on the cover of this document.

If You Purchase Your Trigger PLUS at a Premium to Stated Principal Amount, the Return on Your Investment Will Be Lower Than the Return on Trigger PLUS Purchased at Stated Principal Amount and the Impact of Certain Key Terms of the Trigger PLUS Will be Negatively Affected

The payment at maturity will not be adjusted based on the issue price you pay for the Trigger PLUS. If you purchase Trigger PLUS at a price that differs from the stated principal amount of the Trigger PLUS, then the return on your investment in such Trigger PLUS held to the stated maturity date will differ from, and may be substantially less than, the return on Trigger PLUS purchased at stated principal amount. If you purchase your Trigger PLUS at a premium to stated principal amount and hold them to the stated maturity date the return on your investment in the Trigger PLUS will be lower than it would have been had you purchased the Trigger PLUS at stated principal amount or a discount to stated principal amount.

An Investment in the Trigger PLUS Is Subject to Risks Associated with Foreign Securities

The value of your Trigger PLUS is linked to an underlying index that is comprised of stocks from one or more foreign securities markets. Investments linked to the value of foreign equity securities involve particular risks. Any foreign securities market may be less liquid, more volatile and affected by global or domestic market developments in a different way than are the U.S. securities market or other foreign securities markets. Both government intervention in a foreign securities market, either directly or indirectly, and cross-shareholdings in foreign companies, may affect trading prices and volumes in that market. Also, there is generally less publicly available information about foreign companies than about those U.S. companies that are subject to the reporting requirements of the U.S. Securities and Exchange Commission. Further, foreign companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies.

The prices of securities in a foreign country are subject to political, economic, financial and social factors that are unique to such foreign country’s geographical region. These factors include: recent changes, or the possibility of future changes, in the applicable foreign government’s economic and fiscal policies; the possible implementation of, or changes in, currency exchange laws or other laws or restrictions applicable to foreign companies or investments in foreign equity securities; fluctuations, or the possibility of fluctuations, in currency exchange rates; and the possibility of outbreaks of hostility, political instability, natural disaster or adverse public health developments. The United Kingdom has voted to leave the European Union (popularly known as “Brexit”). The effect of Brexit is uncertain, and Brexit has and may continue to contribute to volatility in the prices of securities of companies located in Europe and currency exchange rates, including the valuation of the euro and British pound in particular. Any one of these factors, or the combination of more than one of these factors, could negatively affect such foreign securities market and the price of securities therein. Further, geographical regions may react to global factors in different ways, which may cause the prices of securities in a foreign securities market to fluctuate in a way that differs from those of securities in the U.S. securities market or other

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foreign securities markets. Foreign economies may also differ from the U.S. economy in important respects, including growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency, which may have a positive or negative effect on foreign securities prices.

Your Investment in the Notes Will Be Subject to Foreign Currency Exchange Rate Risk

Because the underlier is a U.S. dollar denominated index whose underlying stock prices are converted by the underlier sponsor into U.S. dollars for purposes of calculating the value of the underlier, investors in the notes will be exposed to currency exchange rate risk with respect to each of the currencies represented in the underlier which are converted in such manner. An investor’s net exposure will depend on the extent to which the currencies represented in the underlier strengthen or weaken against the U.S. dollar and the relative weight of each relevant currency represented in the overall underlier. If, taking into account such weighting, the U.S. dollar strengthens against the component currencies, the value of the underlier may be adversely affected and the amount payable at maturity of the notes may be reduced.

Your Trigger PLUS May Be Subject to an Adverse Change in Tax Treatment in the Future

The tax consequences of an investment in your Trigger PLUS are uncertain, both as to the timing and character of any inclusion in income in respect of your Trigger PLUS.

The Internal Revenue Service announced on December 7, 2007 that it is considering issuing guidance regarding the proper U.S. federal income tax treatment of an instrument such as your Trigger PLUS that are currently characterized as pre-paid derivative contracts, and any such guidance could adversely affect the tax treatment and the value of your Trigger PLUS. Among other things, the Internal Revenue Service may decide to require the holders to accrue ordinary income on a current basis and recognize ordinary income on payment at maturity, and could subject non-U.S. investors to withholding tax. Furthermore, in 2007, legislation was introduced in Congress that, if enacted, would have required holders that acquired instruments such as your Trigger PLUS after the bill was enacted to accrue interest income over the term of such instruments even though there will be no interest payments over the term of such instruments. It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of your Trigger PLUS. We describe these developments in more detail under “Supplemental Discussion of Federal Income Tax Consequences” on page S-95 of the accompanying general terms supplement no. 1,735. You should consult your tax advisor about this matter. Except to the extent otherwise provided by law, GS Finance Corp. intends to continue treating the Trigger PLUS for U.S. federal income tax purposes in accordance with the treatment described under “Supplemental Discussion of Federal Income Tax Consequences” on page S-95 of the accompanying general terms supplement no. 1,735 unless and until such time as Congress, the Treasury Department or the Internal Revenue Service determine that some other treatment is more appropriate.

United States Alien Holders Should Consider the Withholding Tax Implications of Owning the Trigger PLUS

The Treasury Department has issued regulations under which amounts paid or deemed paid on certain financial instruments (“871(m) financial instruments”) that are treated as attributable to U.S.-source dividends could be treated, in whole or in part depending on the circumstances, as a “dividend equivalent” payment that is subject to tax at a rate of 30% (or a lower rate under an applicable treaty), which in the case of any amounts a United States alien holder receives upon the sale, exchange or maturity of the Trigger PLUS, could be collected via withholding. If these regulations were to apply to the Trigger PLUS, we may be required to withhold such taxes if any U.S.-source dividends are paid on the stocks included in the underlying index during the term of the Trigger PLUS. We could also require a United States alien holder to make certifications (e.g., an applicable Internal Revenue Service Form W-8) prior to the maturity of the Trigger PLUS in order to avoid or minimize withholding obligations, and we could withhold accordingly (subject to the United States alien holder’s potential right to claim a refund from the Internal Revenue Service) if such certifications were not received or were not satisfactory. If withholding was required, we would not be required to pay any additional amounts with respect to amounts so withheld. These regulations generally will apply to 871(m) financial instruments (or a combination of financial

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instruments treated as having been entered into in connection with each other) issued (or significantly modified and treated as retired and reissued) on or after January 1, 2019, but will also apply to certain 871(m) financial instruments (or a combination of financial instruments treated as having been entered into in connection with each other) that have a delta (as defined in the applicable Treasury regulations) of one and are issued (or significantly modified and treated as retired and reissued) on or after January 1, 2017.  In addition, these regulations will not apply to financial instruments that reference a “qualified index” (as defined in the regulations).  We have determined that, as of the issue date of your Trigger PLUS, your Trigger PLUS will not be subject to withholding under these rules.  In certain limited circumstances, however, you should be aware that it is possible for United States alien holders to be liable for tax under these rules with respect to a combination of transactions treated as having been entered into in connection with each other even when no withholding is required.  You should consult your tax advisor concerning these regulations, subsequent official guidance and regarding any other possible alternative characterizations of your Trigger PLUS for U.S. federal income tax purposes.

Foreign Account Tax Compliance Act (FATCA) Withholding May Apply to Payments on Your Trigger PLUS, Including as a Result of the Failure of the Bank or Broker Through Which You Hold the Trigger PLUS to Provide Information to Tax Authorities

Please see the discussion under “United States Taxation — Taxation of Debt Securities — Foreign Account Tax Compliance Act (FATCA) Withholding” in the accompanying prospectus for a description of the applicability of FATCA to payments made on your Trigger PLUS.

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The Underlying Index

The MSCI Europe Index (the “underlying index”) is a stock index calculated, published and disseminated daily by MSCI Inc. (“MSCI”) through numerous data vendors, on the MSCI website and in real time on Bloomberg Financial Markets and Reuters Limited.

The underlying index is a free float-adjusted market capitalization index and is one of the MSCI Global Investable Market Indices, the methodology of which is described below.  The underlying index is considered a “standard” index, which means it consists of all eligible large capitalization and mid-capitalization stocks, as determined by MSCI, in the European market. Additional information about the MSCI Global Investable Market Indices is available on the following website: msci.com/index-methodology. Daily closing price information for the MSCI Europe Index is available on the following website: msci.com. We are not incorporating by reference the website, the sources listed above or any material they include in this document.

The underlying index is intended to provide performance benchmarks for the developed equity markets in Austria, Belgium, Denmark, Finland, France, Germany, Ireland, Italy, the Netherlands, Norway, Portugal, Spain, Sweden, Switzerland, and the United Kingdom. The price return euro value for the underlying index is reported by Bloomberg under the ticker symbol “MXEU”. The index’s base date is December 31, 1969.

As of January 18, 2018, the top ten constituents of the underlying index and their relative weights in the index were as follows: Nestle (2.68%), HSBC Holdings (GB) (2.20%), Novartis (1.93%), Roche Holding Genuss (1.71%), British American Tobacco (1.58%), Royal Dutch Shell Class A (1.58%), BP PLC (1.42%), Total (1.39%), Royal Dutch Shell Class B (1.34%) and Banco Santander (1.17%).

As of January 18, 2018, the industry sectors and their relative weights in the underlying index were as follows: Consumer Discretionary (10.58%), Consumer Staples (13.27%), Energy (7.40%), Financials (21.56%), Health Care (11.84%), Industrials (13.34%), Information Technology (4.98%), Materials (8.55%), Telecommunication Services (3.66%) and Utilities (3.52%). Percentages may not sum to 100% due to rounding. (Sector designations are determined by the underlying index publisher using criteria it has selected or developed. Index publishers may use very different standards for determining sector designations. In addition, many companies operate in a number of sectors, but are listed in only one sector and the basis on which that sector is selected may also differ. As a result, sector comparisons between indexes with different index publishers may reflect differences in methodology as well as actual differences in the sector composition of the indexes.) MSCI and S&P Dow Jones Indices LLC have announced that the Global Industry Classification Sector structure is expected to be updated after the close of business on September 28, 2018. Among other things, the update is expected to broaden the current Telecommunications Services sector and rename it the Communication Services sector. The renamed sector will include the existing telecommunication companies, as well as companies selected from the Consumer Discretionary sector currently classified under the Media Industry group and the Internet & Direct Marketing Retail sub-industry, along with select companies currently classified in the Information Technology sector. Further, companies that operate online marketplaces for consumer products and services are expected to be included under the Internet & Direct Marketing sub-industry of the Consumer Discretionary sector, regardless of whether they hold inventory.

As of January 18, 2018, the countries represented in the underlying index and their relative weights in the index were as follows: France (16.95%), Germany (15.61), Spain (5.16%), Switzerland (12.40%), United Kingdom (27.50%) and Other (27.55%).

Construction of the Index

MSCI undertakes an index construction process, which involves: (i) defining the equity universe; (ii) determining the market investable equity universe for each market; (iii) determining market capitalization size segments for each market; (iv) applying index continuity rules for the standard index; (v) creating style segments within each size segment within each market; and (vi) classifying securities under the Global Industry Classification Standard. The underlying index is a developed market standard index, meaning that only securities that would qualify for inclusion in a large cap index or a mid-cap index will be included as described below.

Defining the Equity Universe

Identifying Eligible Equity Securities: The equity universe initially looks at securities listed in any of the countries in the MSCI Global Investable Market Index series, which will be classified as either “developed markets” or “emerging markets”. The underlying index is comprised of only developed markets. All listed

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equity securities, including real estate investment trusts and certain income trusts in Canada are eligible for inclusion in the equity universe. Limited partnerships, limited liability companies and business trusts, which are listed in the U.S. and are not structured to be taxed as limited partnerships, are likewise eligible for inclusion in the equity universe. Conversely, mutual funds, exchange-traded funds, equity derivatives and most investment trusts are not eligible for inclusion in the equity universe. Preferred shares that exhibit characteristics of equity securities are eligible.

Country Classification of Eligible Securities: Each company and its securities (i.e., share classes) are classified in one and only one country, which allows for a distinctive sorting of each company by its respective country.

Determining the Market Investable Equity Universes

A market investable equity universe for a market is derived by (i) identifying eligible listings for each security in the equity universe; and (ii) applying investability screens to individual companies and securities in the equity universe that are classified in that market. A market is generally equivalent to a single country. The global investable equity universe is the aggregation of all market investable equity universes.

(i) Identifying Eligible Listings: A security may have a listing in the country where it is classified (a “local listing”) and/or in a different country (a “foreign listing”). A security may be represented by either a local listing or a foreign listing (including a depositary receipt) in the global investable equity universe. A security may be represented by a foreign listing only if the security is classified in a country that meets the foreign listing materiality requirement (as described below), and the security’s foreign listing is traded on an eligible stock exchange of a developed market country.

In order for a country to meet the foreign listing materiality requirement, the following is determined: all securities represented by a foreign listing that would be included in the country’s MSCI Country Investable Market Index if foreign listings were eligible from that country. The aggregate free-float adjusted market capitalization for all such securities should represent at least (i) 5% of the free float-adjusted market capitalization of the relevant MSCI Country Investable Market Index and (ii) 0.05% of the free-float adjusted market capitalization of the MSCI ACWI Investable Market Index. If a country does not meet the foreign listing materiality requirement, then securities in that country may not be represented by a foreign listing in the global investable equity universe.

(ii) Applying Investability Screens: The investability screens used to determine the investable equity universe in each market are:

(a) Equity Universe Minimum Size Requirement: This investability screen is applied at the company level. In order to be included in a market investable equity universe, a company must have the required minimum full market capitalization.  The equity universe minimum size requirement applies to companies in all markets and is derived as follows:

•                              First, the companies in the developed market equity universe are sorted in descending order of full market capitalization and the cumulative coverage of the free float-adjusted market capitalization of the developed market equity universe is calculated for each company.  Each company’s free float-adjusted market capitalization is represented by the aggregation of the free float-adjusted market capitalization of the securities of that company in the equity universe.

•                              Second, when the cumulative free float-adjusted market capitalization coverage of 99% of the sorted equity universe is achieved, by adding each company’s free float-adjusted market capitalization in descending order, the full market capitalization of the company that reaches the 99% threshold defines the equity universe minimum size requirement.

•                              The rank of this company by descending order of full market capitalization within the developed market equity universe is noted, and will be used in determining the equity universe minimum size requirement at the next rebalance.

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As of May 2017, the equity universe minimum size requirement was set at U.S. $236 million. Companies with a full market capitalization below this level are not included in any market investable equity universe. The equity universe minimum size requirement is reviewed and, if necessary, revised at each semi-annual index review, as described below.

(b) Equity Universe Minimum Free Float-Adjusted Market Capitalization Requirement: This investability screen is applied at the individual security level. To be eligible for inclusion in a market investable equity universe, a security must have a free float-adjusted market capitalization equal to or higher than 50% of the equity universe minimum size requirement.

(c) Minimum Liquidity Requirement: This investability screen is applied at the individual security level. To be eligible for inclusion in a market investable equity universe, a security must have at least one eligible listing that has adequate liquidity as measured by its 12-month and 3-month annualized traded value ratio (“ATVR”) and 3-month frequency of trading. The ATVR attempts to mitigate the impact of extreme daily trading volumes and takes into account the free float-adjusted market capitalization of securities. A minimum liquidity level of 20% of the 3-month ATVR and 90% of 3-month frequency of trading over the last 4 consecutive quarters, as well as 20% of the 12-month ATVR, are required for inclusion of a security in a market investable equity universe of a developed market. A minimum liquidity level of 15% of the 3-month ATVR and 80% of 3-month frequency of trading over the last 4 consecutive quarters, as well as 15% of the 12-month ATVR, are required for inclusion of a security in a market investable equity universe of an emerging market.

Only one listing per security may be included in the market investable equity universe. In instances where a security has two or more eligible listings that meet the above liquidity requirements, then the following priority rules are used to determine which listing will be used for potential inclusion of the security in the market investable equity universe:

(1)        Local listing (if the security has two or more local listings, then the listing with the highest 3-month ATVR will be used).

(2)        Foreign listing in the same geographical region (MSCI classifies markets into three main geographical regions: EMEA, Asia Pacific and Americas.  If the security has two or more listings in the same geographical region, then the listing with the highest 3-month ATVR will be used).

(3)        Foreign listing in a different geographical region (if the security has two or more listings in a different geographical region, then the listing with the highest 3-month ATVR will be used).

Due to liquidity concerns relating to securities trading at very high stock prices, a security that is currently not a constituent of a MSCI Global Investable Markets Index that is trading at a stock price above U.S. $10,000 will fail the liquidity screening and will not be included in any market investable equity universe.

Global Minimum Foreign Inclusion Factor Requirement: This investability screen is applied at the individual security level. To determine the free float of a security, MSCI considers the proportion of shares of such security available for purchase in the public equity markets by international investors.  In practice, limitations on the investment opportunities for international investors include: strategic stakes in a company held by private or public shareholders whose investment objective indicates that the shares held are not likely to be available in the market; limits on the proportion of a security’s share capital authorized for purchase by non-domestic investors; or other foreign investment restrictions which materially limit the ability of foreign investors to freely invest in a particular equity market, sector or security.

MSCI will then derive a “foreign inclusion factor” for the company that reflects the proportion of shares outstanding that is available for purchase in the public equity markets by international investors.  MSCI will then “float-adjust” the weight of each constituent company in an index by the company’s foreign inclusion factor.

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GS Finance Corp. Trigger PLUS Based on the Value of the MSCI Europe Index due February 3, 2021 Trigger Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

Once the free float factor has been determined for a security, the security’s total market capitalization is then adjusted by such free float factor, resulting in the free float-adjusted market capitalization figure for the security.

(e) Minimum Length of Trading Requirement: This investability screen is applied at the individual security level.  For an initial public offering to be eligible for inclusion in a market investable equity universe, the new issue must have started trading at least three months before the implementation of a semi-annual index review.  This requirement is applicable to small new issues in all markets. Large initial public offerings are not subject to the minimum length of trading requirement and may be included in a market investable equity universe and a standard index, such as the MSCI Europe Index, outside of a quarterly or semi-annual index review.

(f) Minimum Foreign Room Requirement:  This investability screen is applied at the individual security level.  For a security that is subject to a foreign ownership limit to be eligible for inclusion in a market investable equity universe, the proportion of shares still available to foreign investors relative to the maximum allowed (referred to as “foreign room”) must be at least 15%.

Defining Market Capitalization Size Segments for Each Market

Once a market investable equity universe is defined, it is segmented into the following size-based indices:

•           Investable Market Index (Large Cap + Mid Cap + Small Cap)

•           Standard Index (Large Cap + Mid Cap)

•           Large Cap Index

•           Mid Cap Index

•           Small Cap Index

Creating the size segment indices in each market involves the following steps: (i) defining the market coverage target range for each size segment; (ii) determining the global minimum size range for each size segment; (iii) determining the market size–segment cutoffs and associated segment number of companies; (iv) assigning companies to the size segments; and (v) applying final size-segment investability requirements. For developed market indices, the market coverage for a standard index is 85%. As of April 2017, the global minimum size range for a developed market standard index is a full market capitalization of USD 2.75 billion to USD 6.32 billion.

Index Continuity Rules for Standard Indices

In order to achieve index continuity, as well as provide some basic level of diversification within a market index, notwithstanding the effect of other index construction rules, a minimum number of five constituents will be maintained for a developed market standard index, and involves the following steps:

•           If after the application of the index construction methodology, a developed market standard index contains fewer than five securities, then the largest securities by free float-adjusted market capitalization are added to the index in order to reach the minimum number of required constituents.

•           At subsequent index reviews, if the minimum number of securities described above is not met, then after the market investable equity universe is identified, the securities are ranked by free float-adjusted market capitalization, however, in order to increase stability the free float-adjusted market capitalization of the existing index constituents (prior to review) is multiplied by 1.50, and securities are added until the desired minimum number of securities is reached.

Constituent index means any of the component country indices comprising the MSCI Europe Index.

January 2018

GS Finance Corp. Trigger PLUS Based on the Value of the MSCI Europe Index due February 3, 2021 Trigger Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

Creating Style Indices within Each Size Segment

All securities in the investable equity universe are classified into value or growth segments. The classification of a security into the value or growth segment is used by MSCI to construct additional indices.

Classifying Securities under the Global Industry Classification Standard

All securities in the global investable equity universe are assigned to the industry that best describes their business activities.  The GICS classification of each security is used by MSCI to construct additional indices.

Calculation Methodology for the Index

The level of the underlying index is a free float weighted average of the U.S. dollar values of its component securities, converted into euros. Because the base date of the underlying index predates the start date of the euro, the conversion of the U.S. dollar level of the underlying index to euros on any day is accomplished by multiplying the base value of the underlying index by two fractions:  (i) the quotient of the U.S. dollar level of the underlying index on such day divided by the U.S. dollar level of the underlying index on the start date of the euro and (ii) the quotient of the euro per U.S. dollar exchange rate on such day divided by the euro per U.S. dollar exchange rate on the start date of the euro.

Prices used to calculate the component securities are the official exchange closing prices or prices accepted as such in the relevant market. In the case of a market closure, or if a security does not trade on a specific day or during a specific period, MSCI carries forward the previous day’s price (or latest available closing price). In the event of a market outage resulting in any component security price to be unavailable, MSCI will generally use the last reported price for such component security for the purpose of performance calculation unless MSCI determines that another price is more appropriate based on the circumstances. Closing prices are converted into U.S. dollars, as applicable, using the closing spot exchange rates calculated by WM/Reuters at 4:00 P.M. London Time.

Maintenance of the MSCI Europe Index

In order to maintain the representativeness of the MSCI Europe Index, structural changes may be made by adding or deleting component securities.  Currently, such changes in the MSCI Europe Index may generally only be made on four dates throughout the year: after the close of the last business day of each February, May, August and November.

Each country index is maintained with the objective of reflecting, on a timely basis, the evolution of the underlying equity markets.  In maintaining each component country index, emphasis is also placed on its continuity, continuous investability of constituents and replicability of the index and on index stability and minimizing turnover.

MSCI classifies index maintenance in three broad categories. The first consists of ongoing event related changes, such as mergers and acquisitions, which are generally implemented in the country indices in which they occur.  The second category consists of quarterly index reviews, aimed at promptly reflecting other significant market events.  The third category consists of semi-annual index reviews that systematically re-assess the various dimensions of the equity universe.

Ongoing event-related changes to the index are the result of mergers, acquisitions, spin-offs, bankruptcies, reorganizations and other similar corporate events. They can also result from capital reorganizations in the form of rights issues, stock bonus issues, public placements and other similar corporate actions that take place on a continuing basis. MSCI will remove from the index as soon as practicable securities of companies that file for bankruptcy or other protection from their creditors, that are suspended and for which a return to normal business activity and trading is unlikely in the near future, or that fail stock exchange listing requirements with a delisting announcement. Securities may also be considered for early deletion in other significant cases, such as decreases in free-float and foreign ownership limits, or when a constituent company acquires or merges with a non-constituent company or spins-off another company. In practice, when a constituent company is involved in a corporate event

January 2018

GS Finance Corp. Trigger PLUS Based on the Value of the MSCI Europe Index due February 3, 2021 Trigger Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

which results in a significant decrease in the company’s free float-adjusted market capitalization or the company decreases its foreign inclusion factor to below 0.15, the securities of that constituent company are considered for early deletion from the underlying index simultaneously with the event unless, in either case, it is a standard index constituent with a minimum free float-adjusted market capitalization is not at least two-thirds of one-half of the standard index interim size segment cut-off. Share conversions may also give rise to an early deletion. All changes resulting from corporate events are announced prior to their implementation, provided all necessary information on the event is available.

MSCI’s quarterly index review process is designed to ensure that the country indices continue to be an accurate reflection of evolving equity markets. This goal is achieved by timely reflecting significant market driven changes that were not captured in each index at the time of their actual occurrence and that should not wait until the semi-annual index review due to their importance. These quarterly index reviews may result in additions and deletions of component securities from a country index (or a security being removed from one country listing and represented by a different country listing) and changes in “foreign inclusion factors” and in number of shares. Additions and deletions to component securities may result from: the addition of large companies that did not meet the minimum size criterion for inclusion at the time of their initial public offering or secondary offering; the replacement of companies which are no longer suitable industry representatives; the deletion of securities whose overall free float has fallen to less than 15% and that do not meet specified criteria; the deletion of securities that have become very small or illiquid; and the addition or deletion of securities as a result of other market events. Significant changes in free float estimates and corresponding changes in the foreign inclusion factor for component securities may result from: block sales, block buys, secondary offerings and transactions made by way of immediate book-building that did not meet the requirements for implementation at the time of such event; corporate events that should have been implemented at the time of such event but could not be reflected immediately due to lack of publicly available details at the time of the event; exercise of IPO over-allotment options which result in an increase in free float; increases in foreign ownership limits; decreases in foreign ownership limits which did not require foreign investors to immediately sell shares in the market; re-estimates of free float figures resulting from the reclassification of shareholders from strategic to non-strategic, and vice versa; the end of lock-up periods or expiration of loyalty incentives for non-strategic shareholders; conversion of a non-index constituent share class or an unlisted line of shares which has an impact on index constituents; and acquisition by shares of non-listed companies or assets. However, no changes in foreign inclusion factors are implemented for any of the above events if the change in free float estimate is less than 1%, except in cases of correction. Small changes in the number of shares resulting from, for example, exercise of options or warrants, conversion of convertible bonds or other instruments, conversion of a non-index constituent share class or an unlisted line of shares which has an impact on index constituents, periodic conversion of a share class into another share class, exercise of over-allotment options, exercise of share buybacks, or the cancellation of shares, are generally updated at the quarterly index review rather than at the time of the event. The results of the quarterly index reviews are announced at least two weeks in advance of their effective implementation dates as of the close of the last business day of February and August. MSCI has noted that consistency is a factor in maintaining each component country index.

MSCI’s semi-annual index review is designed to systematically reassess the component securities of the index.  During each semi-annual index review, the universe of component securities is updated and the global minimum size range for the index is recalculated, which is based on the full market capitalization and the cumulative free float-adjusted market capitalization coverage of each security that is eligible to be included in the index.  The following index maintenance activities, among others, are undertaken during each semi-annual index review: the list of countries in which securities may be represented by foreign listings is reviewed; the component securities are updated by identifying new equity securities that were not part of the index at the time of the previous quarterly index review; the minimum size requirement for the index is updated and new companies are evaluated relative to the new minimum size requirement; existing component securities that do not meet the minimum liquidity requirements of the index may be removed (or, with respect to any such security that has other listings, a determination is made as to whether any such listing can be used to represent the security in the market investable universe); and

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GS Finance Corp. Trigger PLUS Based on the Value of the MSCI Europe Index due February 3, 2021 Trigger Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

changes in “foreign inclusion factors” are implemented (provided the change in free float is greater than 1%, except in cases of correction).  During a semi-annual index review, component securities may be added or deleted from a country index for a range of reasons, including the reasons discussed with respect to component securities changes during quarterly index reviews as discussed above. Foreign listings may become eligible to represent securities only from the countries that met the foreign listing materiality requirement during the previous semi-annual index review (this requirement is applied only to countries that do not yet include foreign listed securities). Once a country meets the foreign listing materiality requirement at a given semi-annual index review, foreign listings will remain eligible for such country even if the foreign listing materiality requirements are not met in the future. The results of the semi-annual index reviews are announced at least two weeks in advance of their effective implementation date as of the close of the last business day of May and November.

Index maintenance also includes monitoring and completing adjustments for share changes, stock splits, stock dividends, and stock price adjustments due to company restructurings or spin-offs.

These guidelines and the policies implementing the guidelines are the responsibility of, and, ultimately, subject to adjustment by, MSCI.

License Agreement between MSCI Inc. (“MSCI”) and GS Finance Corp.

The MSCI indices are the exclusive property of MSCI. MSCI and the MSCI index names are service mark(s) of MSCI or its affiliates and have been licensed for use for certain purposes by GS Finance Corp. Notes referred to herein are not sponsored, endorsed, or promoted by MSCI, and MSCI bears no liability with respect to any such notes. No purchaser, seller or holder of notes, or any other person or entity, should use or refer to any MSCI trade name, trademark or service mark to sponsor, endorse, market or promote notes without first contacting MSCI to determine whether MSCI’s permission is required. Under no circumstances may any person or entity claim any affiliation with MSCI without the prior written permission of MSCI.

THE NOTES ARE NOT SPONSORED, ENDORSED, SOLD OR PROMOTED BY MSCI, ANY AFFILIATE OF MSCI INC. OR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX. THE MSCI INDEXES ARE THE EXCLUSIVE PROPERTY OF MSCI. MSCI AND THE MSCI INDEX NAMES ARE SERVICE MARK(S) OF MSCI OR ITS AFFILIATES AND HAVE BEEN LICENSED FOR USE FOR CERTAIN PURPOSES BY GS FINANCE CORP. NEITHER MSCI, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX MAKES ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, TO THE OWNERS OF NOTES OR ANY MEMBER OF THE PUBLIC REGARDING THE ADVISABILITY OF INVESTING IN FINANCIAL SECURITIES GENERALLY OR IN NOTES PARTICULARLY OR THE ABILITY OF ANY MSCI INDEX TO TRACK CORRESPONDING STOCK MARKET PERFORMANCE. MSCI OR ITS AFFILIATES ARE THE LICENSORS OF CERTAIN TRADEMARKS, SERVICE MARKS AND TRADE NAMES AND OF THE MSCI INDEXES WHICH ARE DETERMINED, COMPOSED AND CALCULATED BY MSCI WITHOUT REGARD TO NOTES OR THE ISSUER OR OWNER OF NOTES. NEITHER MSCI, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX HAS ANY OBLIGATION TO TAKE THE NEEDS OF THE ISSUERS OR OWNERS OF NOTES INTO CONSIDERATION IN DETERMINING, COMPOSING OR CALCULATING THE MSCI INDEXES. NEITHER MSCI, ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX IS RESPONSIBLE FOR OR HAS PARTICIPATED IN THE DETERMINATION OF THE TIMING OF, PRICES AT, OR QUANTITIES OF NOTES TO BE ISSUED OR IN THE DETERMINATION OR CALCULATION OF THE EQUATION BY WHICH NOTES ARE REDEEMABLE FOR CASH. NEITHER MSCI, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, THE MAKING OR COMPILING ANY MSCI INDEX HAS ANY OBLIGATION OR LIABILITY TO THE OWNERS OF NOTES IN CONNECTION WITH THE ADMINISTRATION, MARKETING OR OFFERING OF NOTES.

January 2018

GS Finance Corp. Trigger PLUS Based on the Value of the MSCI Europe Index due February 3, 2021 Trigger Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

ALTHOUGH MSCI SHALL OBTAIN INFORMATION FOR INCLUSION IN OR FOR USE IN THE CALCULATION OF THE MSCI INDEXES FROM SOURCES WHICH MSCI CONSIDERS RELIABLE, NEITHER MSCI, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO MAKING OR COMPILING ANY MSCI INDEX WARRANTS OR GUARANTEES THE ORIGINALITY, ACCURACY AND/OR THE COMPLETENESS OF ANY MSCI INDEX OR ANY DATA INCLUDED THEREIN. NEITHER MSCI, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX MAKES ANY WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY GS FINANCE CORP., ITS CUSTOMERS OR COUNTERPARTIES, ISSUERS OF UNDERLIER LINKED-NOTES, OWNERS OF NOTES OR ANY OTHER PERSON OR ENTITY, FROM THE USE OF ANY MSCI INDEX OR ANY DATA INCLUDED THEREIN IN CONNECTION WITH THE RIGHTS LICENSED HEREUNDER OR FOR ANY OTHER USE. NEITHER MSCI, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX SHALL HAVE ANY LIABILITY FOR ANY ERRORS, OMISSIONS OR INTERRUPTIONS OF OR IN CONNECTION WITH ANY MSCI INDEX OR ANY DATA INCLUDED THEREIN. FURTHER, NEITHER MSCI, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX MAKES ANY EXPRESS OR IMPLIED WARRANTIES OF ANY KIND, AND MSCI, ANY OF ITS AFFILIATES AND ANY OTHER PARTY INVOLVED IN, OR RELATED TO MAKING OR COMPILING ANY MSCI INDEX HEREBY EXPRESSLY DISCLAIM ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, WITH RESPECT TO ANY MSCI INDEX AND ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL MSCI, ANY OF ITS AFFILIATES OR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX HAVE ANY LIABILITY FOR ANY DIRECT, INDIRECT, SPECIAL, PUNITIVE, CONSEQUENTIAL OR ANY OTHER DAMAGES (INCLUDING LOST PROFITS) EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

January 2018

GS Finance Corp. Trigger PLUS Based on the Value of the MSCI Europe Index due February 3, 2021 Trigger Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

Historical Index Closing Values

The index closing value has fluctuated in the past and may, in the future, experience significant fluctuations. Any historical upward or downward trend in the index closing value during any period shown below is not an indication that the underlying index is more or less likely to increase or decrease at any time during the life of your Trigger PLUS.

You should not take the historical index closing values as an indication of the future performance of the underlying index. We cannot give you any assurance that the future performance of the underlying index or the underlying index stocks will result in your receiving an amount greater than the outstanding principal amount of your Trigger PLUS on the stated maturity date.

Neither we nor any of our affiliates make any representation to you as to the performance of the underlying index. Before investing in the Trigger PLUS, you should consult publicly available information to determine the values of the underlying index between the date of this document and the date of your purchase of the Trigger PLUS. The actual performance of the underlying index over the life of the offered Trigger PLUS, as well as the payment at maturity, if any, may bear little relation to the historical index closing values shown below.

The table below shows the high, low and period end index closing values of the MSCI Europe Index for each of the four calendar quarters in 2007, 2008, 2009, 2010, 2011, 2012, 2013, 2014, 2015, 2016 and 2017 and the first calendar quarter of 2018 (through January 18, 2018). We obtained the index closing values listed in the tables below from Bloomberg Financial Services, without independent verification.

Historical Quarterly High, Low and Period End Index Closing Values of the MSCI Europe Index

	High	Low	Period End
2007
Quarter ended March 31	133.12	122.69	130.32
Quarter ended June 30	139.40	130.79	137.30
Quarter ended September 30	139.35	123.00	132.04
Quarter ended December 31	136.44	122.24	127.43
2008
Quarter ended March 31	133.12	122.69	130.32
Quarter ended June 30	139.40	130.79	137.30
Quarter ended September 30	139.35	123.00	132.04
Quarter ended December 31	136.44	122.24	127.43
2009
Quarter ended March 31	74.54	55.20	61.66
Quarter ended June 30	74.97	62.60	71.77
Quarter ended September 30	85.51	68.79	84.28
Quarter ended December 31	88.37	81.39	88.28
2010
Quarter ended March 31	91.86	82.40	91.43
Quarter ended June 30	94.38	80.61	84.40
Quarter ended September 30	92.41	82.03	90.01
Quarter ended December 31	97.50	89.32	95.38
2011
Quarter ended March 31	100.78	90.69	95.47
Quarter ended June 30	98.13	91.12	94.18
Quarter ended September 30	95.25	74.45	78.36
Quarter ended December 31	86.49	75.35	84.95

January 2018

GS Finance Corp. Trigger PLUS Based on the Value of the MSCI Europe Index due February 3, 2021 Trigger Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

2012
Quarter ended March 31	94.16	85.59	91.00
Quarter ended June 30	92.36	80.74	86.79
Quarter ended September 30	95.16	86.60	92.57
Quarter ended December 31	97.04	90.62	96.31
2013
Quarter ended March 31	95.16	86.60	92.57
Quarter ended June 30	97.04	90.62	96.31
Quarter ended September 30	102.61	96.31	100.92
Quarter ended December 31	106.55	94.54	97.69
2014
Quarter ended March 31	95.16	86.60	92.57
Quarter ended June 30	97.04	90.62	96.31
Quarter ended September 30	102.61	96.31	100.92
Quarter ended December 31	106.55	94.54	97.69
2015
Quarter ended March 31	137.56	112.92	135.26
Quarter ended June 30	140.92	129.19	129.19
Quarter ended September 30	137.84	114.32	117.25
Quarter ended December 31	130.03	116.73	123.11
2016
Quarter ended March 31	137.56	112.92	135.26
Quarter ended June 30	140.92	129.19	129.19
Quarter ended September 30	137.84	114.32	117.25
Quarter ended December 31	130.03	116.73	123.11
2017
Quarter ended March 31	137.56	112.92	135.26
Quarter ended June 30	140.92	129.19	129.19
Quarter ended September 30	137.84	114.32	117.25
Quarter ended December 31	130.03	116.73	123.11
2018
Quarter ending March 31 (through January 18, 2018)	135.09	131.10	134.64

The graph below shows the daily historical index closing values from January 1, 2007 through January 18, 2018. We obtained the index closing values in the graph below from Bloomberg Financial Services, without independent verification.

January 2018

GS Finance Corp. Trigger PLUS Based on the Value of the MSCI Europe Index due February 3, 2021 Trigger Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

Additional Information About the Trigger PLUS

This section is meant as a summary and should be read in conjunction with the section entitled “Supplemental Terms of the Notes” on page S-17 of the accompanying general terms supplement no. 1,735. This document supersedes any conflicting provisions of the accompanying general terms supplement no. 1,735.

Please read this information in conjunction with the summary terms on the front cover of this document.

Additional Provisions:
Underlying index publisher:	MSCI, Inc.
Denominations:	$10 and integral multiples of $10 in excess thereof
Interest:	None
Postponement of valuation date:	As described under “Supplemental Terms of the Notes — Valuation Date” on page S-16 of the accompanying general terms supplement no. 1,735
Postponement of stated maturity date:	As described under “Supplemental Terms of the Notes — Stated Maturity Date” on page S-16 of the accompanying general terms supplement no. 1,735
Specified currency:	U.S. dollars (“$”)
Index closing value:

The closing level of the underlying index or any successor underlying index reported by Bloomberg Financial Services, or any successor reporting service we may select, on such trading day for that underlying index. Currently, whereas the underlying index publisher publishes the official closing level of the underlying index to six decimal places, Bloomberg Financial Services reports the closing level of the underlying index to fewer decimal places. As a result, the closing level of the MSCI Europe Index reported by Bloomberg Financial Services generally may be lower or higher than the respective official closing level of the MSCI Europe Index published by its underlying index publisher

Business day:	As described under “Supplemental Terms of the Notes — Special Calculation Provisions — Business Day” on page S-30 of the accompanying general terms supplement no. 1,735
Index business day:

A day on which the underlying index is calculated and published by the underlying index publisher, regardless of whether one or more of the principal securities markets for the underlying index stocks are closed on that day, if the underlying index publisher publishes the level of the underlying index on that day

Constituent index of the underlying index:

For the purposes of determining the occurrence or continuation of a market disruption event, as provided under “Supplemental Terms of the Notes—Special Calculation Provisions—Market Disruption Event” on page S-32 of the accompanying general terms supplement no. 1,735, “constituent index of an underlying” refers to any of the component country indices that comprise the underlying index

January 2018

GS Finance Corp. Trigger PLUS Based on the Value of the MSCI Europe Index due February 3, 2021 Trigger Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

FDIC:	The Trigger PLUS are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank
Tax considerations:

You will be obligated pursuant to the terms of the Trigger PLUS — in the absence of a change in law, an administrative determination or a judicial ruling to the contrary — to characterize each Trigger PLUS for all tax purposes as a pre-paid derivative contract in respect of the underlying index, as described under “Supplemental Discussion of Federal Income Tax Consequences” on page S-95 of the accompanying general terms supplement no. 1,735. Pursuant to this approach, it is the opinion of Sidley Austin LLP that upon the sale, exchange or maturity of your Trigger PLUS, it would be reasonable for you to recognize capital gain or loss equal to the difference, if any, between the amount you receive at such time and your tax basis in your Trigger PLUS. Pursuant to Treasury regulations, Foreign Account Tax Compliance Act (FATCA) withholding (as described in “United States Taxation—Taxation of Debt Securities—Foreign Account Tax Compliance Act (FATCA) Withholding” in the accompanying prospectus) will generally apply to obligations that are issued on or after July 1, 2014; therefore, the Trigger PLUS will generally be subject to FATCA withholding. However, according to published guidance, the withholding tax described above will not apply to payments of gross proceeds from the sale, exchange or other disposition of the Trigger PLUS made before January 1, 2019.

Trustee:	The Bank of New York Mellon
Calculation agent:	GS&Co.
Use of proceeds and hedging:	As described under “Use of Proceeds” and “Hedging” on page S-94 of the accompanying general terms supplement no. 1,735
ERISA:	As described under “Employee Retirement Income Security Act” on page S-102 of the accompanying general terms supplement no. 1,735
Supplemental plan of distribution; conflicts of interest:

As described under “Supplemental Plan of Distribution” on page S-104 of the accompanying general terms supplement no. 1,735 and “Plan of Distribution — Conflicts of Interest” on page 78 of the accompanying prospectus; GS Finance Corp. estimates that its share of the total offering expenses, excluding underwriting discounts and commissions, will be approximately $   .

GS Finance Corp. will sell to GS&Co., and GS&Co. will purchase from GS Finance Corp., the aggregate stated principal amount of the offered Trigger PLUS specified on the front cover of this document. GS&Co. proposes initially to offer the Trigger PLUS to the public at the original issue price set forth on the cover page of this document. Morgan Stanley Smith Barney LLC (Morgan Stanley Wealth Management), acting as dealer for the offering, will receive a selling concession of $0.30, or 3.00% of the principal amount, for each Trigger PLUS it sells. Morgan Stanley Wealth Management has informed us that it intends to internally allocate at Morgan Stanley Wealth Management $0.05 of the selling concession, or 0.5% of the principal amount, for each Trigger PLUS as a structuring fee. Goldman Sachs & Co. LLC will receive an underwriting discount of $0.0175, or 0.175% of the principal amount, for each Trigger PLUS. GS&Co. is an affiliate of GS Finance Corp. and The Goldman Sachs Group, Inc. and, as such, will have a “conflict of interest” in this offering of PLUS within the meaning of Financial Industry Regulatory Authority, Inc. (FINRA) Rule 5121. Consequently, this offering of Trigger PLUS will be conducted in compliance with the provisions of FINRA Rule 5121. GS&Co. will not be permitted to sell Trigger PLUS in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

January 2018

GS Finance Corp. Trigger PLUS Based on the Value of the MSCI Europe Index due February 3, 2021 Trigger Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

We expect to deliver the Trigger PLUS against payment therefor in New York, New York on February         , 2018, which is expected to be the third scheduled business day following the date of this document and of the pricing of the Trigger PLUS. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Trigger PLUS on any date prior to two business days before delivery will be required, by virtue of the fact that the Trigger PLUS are initially expected to settle in three business days (T + 3), to specify alternative settlement arrangements to prevent a failed settlement.

We have been advised by GS&Co. that it intends to make a market in the Trigger PLUS. However, neither GS&Co. nor any of our other affiliates that makes a market is obligated to do so and any of them may stop doing so at any time.

Contact:

Morgan Stanley Wealth Management clients may contact their local Morgan Stanley branch office or Morgan Stanley’s principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776).

About Your Trigger PLUS:

GS Finance Corp. and The Goldman Sachs Group, Inc. have filed a registration statement (including a prospectus, as supplemented by the prospectus supplement and general terms supplement no. 1,735 listed below) with the Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the prospectus, prospectus supplement and general terms supplement no. 1,735 and any other documents relating to this offering that GS Finance Corp. and The Goldman Sachs Group, Inc. have filed with the SEC for more complete information about us and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at sec.gov. Alternatively, we will arrange to send you the prospectus, prospectus supplement and general terms supplement no. 1,735 if you so request by calling (212) 357-4612.

The Trigger PLUS are notes that are part of the Medium-Term Notes, Series E program of GS Finance Corp., and are fully and unconditionally guaranteed by The Goldman Sachs Group, Inc. This document should be read in conjunction with the following:

•                  General terms supplement no. 1,735 dated July 10, 2017

•                  Prospectus supplement dated July 10, 2017

•                  Prospectus dated July 10, 2017

The information in this document supersedes any conflicting information in the documents listed above. In addition, some of the terms or features described in the listed documents may not apply to your Trigger PLUS.

January 2018

We have not authorized anyone to provide any information or to make any representations other than those contained or incorporated by reference in this document, the accompanying general terms supplement no. 1,735, the accompanying prospectus supplement or the accompanying prospectus. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This document, the accompanying general terms supplement no. 1,735, the accompanying prospectus supplement and the accompanying prospectus is an offer to sell only the Trigger PLUS offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this document, the accompanying general terms supplement no. 1,735, the accompanying prospectus supplement and the accompanying prospectus is current only as of the respective dates of such documents.

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GS Finance Corp.

Trigger PLUS Based on the Value of the MSCI Europe Index due February 3, 2021

Principal at Risk Securities

Goldman Sachs & Co. LLC